UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 29, 2008 (May 22, 2008)

CHINA TRANSINFO TECHNOLOGY CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-51792	87-0616524
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

07 Floor E-Wing Center
No. 113 Zhichunlu, Haidian District
Beijing, China 100086
(Address of Principal Executive Offices)

(86 10) 82671299
Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

As previously disclosed in the Quarterly Report on Form 10-Q of China TransInfo Technology Corp. (the “Company”) on May 13, 2008, Beijing PKU Chinafront High Technology Co., Ltd. (“PKU”), a majority owned Chinese subsidiary of the Company, entered into an equity transfer agreement with two individual shareholders, Xu Wang and Tieying Zhao, of China TranWiseway Information Technology Co., Ltd. (“China TranWiseway”) to purchase 16.67% equity interests in China TranWiseway from these two said shareholders. On May 22, 2008, PKU entered into a new equity transfer agreement (the “Equity Transfer Agreement”) with Beijing Marine Communication & Navigation Company (“MCN”) and China TranWiseway. Pursuant to the Equity Transfer Agreement, PKU will purchase 53.33% ownership of China TranWiseway from MCN for a cash price of RMB 2,500,000 (approximately $360,205), among which 30% of the purchase price, i.e., RMB 750,000 will be paid by PKU within five business days after the execution of the Equity Transfer Agreement and the rest 70% of the purchase price, i.e., RMB 1,750,000 will be paid within five business days after the completion of registration of PKU as the owner of the equity with the relevant governmental authority in China.

After giving effect to the transactions contemplated by the above two equity transfer agreements, PKU will become a holder of 70% of the total equity interest in China TranWiseway and MCN will own the remaining 30%.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Equity Transfer Agreement and is qualified in its entirety by reference to the Equity Transfer Agreement filed as Exhibit 10.1 to this current report.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit No.	Description

10.1
Equity Transfer Agreement, dated May 22, 2008, by and among Beijing Marine Communication & Navigation Company, China TranWiseway Information Technology Co., Ltd. and Beijing PKU Chinafront High Technology Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China TransInfo Technology Corp.

Date: May 29, 2008

/s/ Shudong Xia
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1
Equity Transfer Agreement, dated May 22, 2008, by and among Beijing Marine Communication & Navigation Company, China TranWiseway Information Technology Co., Ltd. and Beijing PKU Chinafront High Technology Co., Ltd.